PCAOB Registered Firm
BCRG
Certified Public Accountants & Consultants

200 Spectrum Center Drive, Suite 1300
Irvine, CA 92618
(714) 234-5980
www.bcrgcpas.com

April 7,2026

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-2000

RE: Flywheel Advanced Technology, Inc

Dear Sir or Madam:

We have read the statements made by Flywheel Advanced Technology, Inc. (the "Company"), which were provided to us and which we understand will be filed with the Commission in a report on Form 8-K pursuant to Item 4.01 of Regulation S-K, regarding the change in its certifying accountant.

We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,
For BCRG Group

BCRG Group